RETENTION STOCK OPTIONS
This Grant Document sets forth the terms and conditions of your grant of Stock Options under the Merrill Lynch & Co., Inc. (“ML&Co.”) Long-Term Incentive Compensation Plan (the “Plan”).
1. The Plan.
This grant is made under the Plan, the terms of which are incorporated into this Grant Document. Capitalized terms used in this Grant Document that are not defined shall have the meanings as used or defined in the Plan, which is included in the Prospectus sent to you with this grant. Merrill Lynch, as used in the Grant Document, shall mean ML&Co., its subsidiaries and its affiliates. References in this Grant Document to any specific Plan provision shall not be construed as limiting that provision or the applicability of any other Plan provision.
2. Grant Conditions.
By accepting this grant, you acknowledge that you understand that the grant is subject to all of the terms and conditions contained in the Plan and in this Grant Document and that you consent to all grant terms and conditions, including without limitation, the covenants set forth in paragraph 4 of this Grant Document (the “Covenants”).
STOCK OPTIONS
(a) General. Each Stock Option entitles you to purchase one share of Common Stock at the exercise price described below when the stock option becomes exercisable, subject to your continued employment with Merrill Lynch (except as otherwise provided in paragraph 3) as described below.
(b) Exercisablity. Your Stock Options will become exercisable as follows:
(1) No Stock Options shall be exercisable prior to January 28, 2010, on and after January 28, 2010 one-third of such Stock Options shall become exercisable; (“Tranche 1”);
(2) An additional one-third of such Stock Options (“Tranche 2”) shall become exercisable on and after January 28, 2010 if the average of the closing Common Stock prices over any period of 15 consecutive trading days (subsequent to the date of grant) is at least equal to $80 (“First Price Target”); and
(3) An additional one-third of such Stock Options (“Tranche 3”) shall become exercisable on and after January 28, 2010 if the average of the closing Common Stock prices over any period of 15 consecutive trading days (subsequent to the date of grant) is at least equal to $100 (“Second Price Target”).

Notwithstanding the foregoing, no such Stock Options shall be exercisable prior to January 28, 2010, provided that such restriction shall not apply if your employment is terminated due to death.
Once exercisable, options remain exercisable until the expiration date of the award on January 28, 2018, provided you remain employed by Merrill Lynch (except as specified in paragraph 3), and have complied with the terms and conditions of the grant and the Covenants.
(c) Exercise Price. The exercise price of Stock Options is the price at which you have the right to purchase a share of the Common Stock regardless of the market value at the time of exercise. The exercise price is reflected on the Certificate of Grant (such price, the “Start Date Price”). Your option exercise choices are described on the Human Resources section of the Merrill Lynch WorldNet at [URL].
(d) How to Exercise Stock Options. You may exercise Stock Options through the Retirement Services Group. You must open a Limited Individual Investor Account (LIIA) to exercise. You may submit exercise requests virtually 24 hours a day, seven days a week through the Interactive Voice Response Service (IVR) at [phone number]. Alternatively, participant service representatives are available to help you from at least 8:00 a.m. to 7:00 p.m. Eastern Time, on any day the New York Stock Exchange is open. Outside of the United States, you can call [phone number] collect to speak to a participant service representative from 8 a.m. to Midnight Eastern Time on any day the New York Stock Exchange is open. You may also exercise your Stock Options by visiting the Benefits On Line Web-site at [URL].
If you are a restricted person, as defined in the ML&Co. Policy Manual, you will be required to pre-clear any sale of Merrill Lynch equity securities and you will be prohibited from exercising your Stock Options during blackout periods. This may affect your ability to exercise stock options just prior to the expiration date. If you have questions regarding your status as a restricted person and the applicable blackout period, please contact the Corporate Secretary’s office.
(e) Transferability. Stock Options may not be assigned, pledged or otherwise transferred in whole or in part except as noted below or, in the event of death, to a beneficiary designated on the Designation of Beneficiary Form. A beneficiary may include a charity or trust. All or a portion of the Stock Options awarded herein may be transferred at any time after the grant date to children and grandchildren and to trusts for their benefit. Please contact your tax or financial advisor for advice on transferring Stock Options.
(f) Termination of Your Rights to Stock Options under Certain Circumstances. If (1) your employment terminates for any reason prior to January 28, 2010, other than death, Disability, or Termination by ML&Co. without Cause (each as defined in paragraph 3) or (2) you violate any of the Covenants, then your right to the Stock Options that remain unexercised prior to your date of termination or the date of the violation of the Covenants shall terminate and such Stock Options will be canceled. Following

January 28, 2010, your Stock Options may be eligible for Career Retirement treatment as described below.
3. Effect of Termination of Employment.
In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below in paragraphs 3(a) and 3(b), your grant of your unexercisable Stock Options will continue to be and become exercisable in accordance with the terms described in Section 2(b) above, notwithstanding termination, provided that you continue to satisfy the conditions described below.
(a) Death. Upon your death, any unexercisable Stock Options will become immediately exercisable and all options may be exercised by your designated beneficiary or estate until January 28, 2018.
(b) Disability, Career Retirement, Termination by the Company Without Cause. If (1) your employment is terminated at any time as a result of Disability, (2) your employment is terminated at any time by ML&Co. other than for Cause (as defined below) or if, on or after January 28, 2010, your employment is terminated and you are eligible for Career Retirement (as defined below), your Stock Options will continue to be and become exercisable notwithstanding your termination, in each case, in accordance with the terms described in Section 2(b), provided that (1) you do not compete with, or recruit employees from Merrill Lynch and provide Merrill Lynch with a certification upon your termination and at least annually thereafter (the “Annual Certification”) that you are not engaged in or employed by a business which is in competition with Merrill Lynch and have not solicited or recruited employees from, Merrill Lynch and (2) you do not violate the Covenants. If you compete with the business of, or recruit employees from Merrill Lynch, or fail to return the Annual Certification or certification upon your termination to Merrill Lynch, or violate the Covenants during the exercisablity period for your Stock Options, your rights to your Stock Options will terminate and such Stock Options will be cancelled.
(c) Termination of Employment for Other Reasons. In the event your employment is terminated for any other reason than those specified in paragraphs 3(a) or 3(b) above, your rights to your unexercisable Stock Options (or exercisable Stock Options that remain unexercised for 90 days following termination of employment) shall terminate and such unexercised Stock Options will be canceled.
(d) Definitions:
To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:
•	No determination shall have been made that there was Cause for you to be disqualified (as defined below) from Career Retirement treatment; and

•	You must have completed at least 5 years of service with Merrill Lynch; and

•	Your age and service combined and computed as full years and completed months must total at least 60 years; or

•	At the request of Merrill Lynch, you become an employee (upon termination with Merrill Lynch) of a non-consolidated joint venture in which Merrill Lynch has made a substantial investment or a spin-off that is expressly approved for Career Retirement treatment by the Head of Leadership and Talent Management, or his or her functional successor.

•	You will not be eligible for Career Retirement or Disability (and your unexercised Stock Options will be canceled) if: (1) following your termination, you engage in any business that is in competition with the business of Merrill Lynch, (2) prior to or following your termination you solicit or recruit any Merrill Lynch employees, (3) you fail to certify at termination that you are in compliance with conditions 1 and 2 above or fail to sign and return the Annual Certification, or (4) prior to or following your termination, you violate any of the Covenants.
“Disability” shall mean a physical or mental condition that, in the opinion of the Head of Leadership and Talent Management of Merrill Lynch (or his or her functional successor), renders you incapable of engaging in any employment or occupation for which you are suited by reason of education or training.
“Cause” shall mean a determination by the Company that: (i) at the time of the termination of your employment, you had committed: a) any violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; b) any violation of the laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; or c) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment.
4. Covenants.
(a) Notice Period. You agree that, for the remainder of your employment, you shall provide ML&Co. with at least six months advance written notice (the “Notice Period") prior to the termination of your employment. During this Notice Period, you shall remain employed by Merrill Lynch (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. You further agree that during the Notice Period, you shall not directly or indirectly induce or solicit any client of Merrill Lynch to terminate or modify its relationship with Merrill Lynch.

(b) Employment by a Competitor. You agree that, during the period beginning on the date of the termination of your employment and ending on the date on which 100% of your Stock Options are exercised, you will not, without prior written consent from ML&Co., engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of ML&Co. or its affiliates (a "Competitive Business”).
(c) Non-Solicitation. You agree that you will not directly or indirectly solicit for employment any person who is or was an employee of ML&Co. or any of its affiliates at any time during the six-month period immediately preceding the date of such solicitation.
(d) No Hire. You agree that during a period of six months following your termination, you will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which you are associated), as an employee or independent contractor, any person who is or was an employee of ML&Co. or any of its affiliates and who, as of the date of your termination of employment, had the title First Vice President or Managing Director or higher and reported directly to you or to the Chief Executive Officer or President of ML&Co. (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of your termination, reported directly to the Executive, CEO or President Direct Reports, provided, however, that the hiring of any person whose employment was involuntarily terminated by ML&Co. or any of its affiliates shall not be a violation of this covenant.
(e) Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, ML&Co. or any of its affiliates, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Grant Document will not apply to the extent you are making truthful statements required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.
(f) Confidential Information. You agree that following any termination of employment, you will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information (as defined below) to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning ML&Co. or any of its affiliates’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.
(g) Confidentiality. You also agree that in the event your employment is terminated you will not disclose the circumstances of your termination to any other party, except that you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential.
(h) Cooperation. You agree to (i) provide truthful and reasonable cooperation, including but not limited to your appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to your employment or area of responsibility at Merrill Lynch or its affiliates, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Merrill Lynch’s counsel all documents in your possession or control relating to such regulatory or litigation matters.
(i) Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the covenants contained in subparagraphs (a) — (d), (f) and (g) of this paragraph 4 will result in material and irreparable injury to Merrill Lynch and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Merrill Lynch shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs (a) — (d), (f) and (g) of this paragraph 4 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (a) — (d), (f) and (g) of this paragraph 4, provided however, that Merrill Lynch shall be entitled to seek injunctive relief for violations of subparagraph (c) of this paragraph 4 only during the period beginning on the date of your termination of employment and ending on the first anniversary of that date.
5. Effect of a Change in Control of ML&Co.
If a Change in Control of ML&Co. (as defined in the Plan) occurs and your employment subsequently terminates without Cause (as defined in the Plan), or for Good Reason (as defined in the Plan), you will be paid the Fair Market Value (as defined in the Plan) of all of your outstanding Stock Options in cash.